Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “TRANSAMERICA ETF TRUST”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MAY, A.D. 2016, AT 4:47 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6034745 8100 SR# 20162882592	Authentication: 202275640 Date: 05-06-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 05/05/2016 FILED 04:47 PM 05/05/2016 SR 20162882592 - File Number 6034745

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

•	First: The name of the trust is Transamerica ETF Trust

•	Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company, located at Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801

•	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

•	Fourth: (Insert any other information the trustees determine to include therein.)

By:
Trustee(s)
Name:	Marijn P. Smit
Typed or Printed